SOUTHERN STAR ENERGY INC.

News Release

For Immediate Release
Friday, October 17, 2008

Contact Information:
Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES HAYNESVILLE WELL DISCOVERY; VERTICAL WELL PROJECTED TO ADD TO THE COMPANY'S RESERVE BASE; PRODUCTION PROJECTED BEFORE YEAR-END 2008

HOUSTON – (PR Newswire) – October 17, 2008 – Southern Star Energy Inc. (OTCBB: SSEY, the "Company"), a fast-growing E&P company with reserves and production from leases located in northern Louisiana, today announced that it has successfully drilled and logged the targeted Haynesville interval in its Atkins-Lincoln 17-2 Well with positive results. The well reached a total depth of 11,300 feet on October 14, 2008. This well is strategically located in the center section of the Company's Sentell Field in Bossier Parish, Louisiana. The Atkins-Lincoln 17-2 is the second well in the Company's 2008 development program and the first of two Haynesville Shale vertical test wells in the Sentell Field planned for 2008.

Wireline logging and mud log shows indicate the Atkins-Lincoln 17-2 Well encountered 205 feet of highly laminated, silty, and naturally fractured shale zone with cross plot porosities ranging from nine to 12 percent. Mud logs indicated abundant gas shows throughout the interval, ranging from 400 to 600 units with trip gas as high as 3,000 units. This interval exhibits the characteristics of the Lower Bossier Shale. Immediately below this laminated section, the well encountered approximately 185 feet of quality dark black organic rich shale. In this zone, gas shows ranged between 1,100 and 3,000 units. This lower interval exhibits all of the characteristics that the industry classifies as the Haynesville Shale. The wellbore is suspended with 7-inch intermediate casing through the Cotton Valley Formation at 9,500 feet in order to preserve the Company's options to complete the well as a vertical producer, or to re-enter the wellbore for horizontal drilling pending the development of completion techniques.

As a member of the Core Laboratories ("Core Lab") Integrated Reservoir Solution's regional Haynesville Shale Study, the Company's data are being incorporated into the Core Lab database for use in designing optimum completion techniques for horizontal drilling in the Haynesville play.

The Atkins-Lincoln 17-2 is the Company's seventh consecutive successful Cotton Valley well in the Sentell Field, and the first well to positively evaluate the Haynesville Shale. Each of the Company's seven Cotton Valley wells has similar log characteristics. Five of these wells are flowing into sales lines. The Company's sixth successful Cotton Valley well, the Cash Pointe 30-1, is scheduled to flow into sales lines in fourth quarter 2008.

David Gibbs, Southern Star President and Chief Executive Officer, said: "The preliminary results from the Atkins-Lincoln 17-2 Well represent significant news in the history of Southern Star Energy. We believed that we might be sitting on top of a significant Haynesville position, and I could not be more pleased now that we have evidence that the Sentell Field is right in the middle of the Haynesville play. We have extensive petrophysical analysis work ahead of us, and another vertical Haynesville test well to drill this year, but the initial results are positive. We believe Southern Star Energy remains a high-quality investment in these challenging times, and we are working tirelessly to develop our acreage on behalf of current and future shareholders."

Gibbs continued: "As we pause to consider the best way forward given these positive results, we are moving our rig southwest to the A S Burt 20-1 location. This next location is designed as a combination Cotton Valley development well and our second Haynesville evaluation well. We expect positive results in this location given the results from the Atkins-Lincoln 17-2 well. Importantly, this new well discovery should be additive to our reserve base and strengthen our total financial position. While we have adequate capital to carry out our 10-well drilling program, we believe our valuation and growth plans will support additional financing."

About Southern Star Energy

The Company's strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company's risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,400 leasehold acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled seven successful tests of the Cotton Valley Sands, the first five of which are connected to the market and producing revenues. Shareholders and prospective investors and analysts are encouraged to visit the Company's website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market

competition; the anticipated timeline for initiating and completing drilling operations; the anticipated depth of current and future drilling operations; the anticipated work planned for particular wells; the placing of wells into production or onto the sales line; the estimated oil or natural gas production of a given well relative to the Company's other wells, using numerical estimates or otherwise; the ultimate effect of preliminary results or statistics on shareholder value; the actual investment value of the Company; and risks inherent in Southern Star Energy's operations. Often, but not always, forward-looking statements (1) can be identified by the use of words such as "projected", "planned", "options", "indicates", "is scheduled", "believe", "evidence" and "expect", or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results "should", "would", or "will" be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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